ASHMORE FUNDS

Code of Ethics

Ashmore Funds (the “Trust”), with respect to each of its series (each a “Fund”), has determined to adopt this Code of Ethics with respect to certain activities by Officers and Trustees of the Trust which might be deemed to create possible conflicts of interest and to establish reporting requirements and enforcement procedures with respect to such activities.

I.	Rules Applicable to Officers and Trustees Affiliated with Ashmore Investment Management Limited (the “Manager”) or the Funds’ Administrator[1]

A.

Incorporation of the Manager’s Code of Ethics. The provisions of the Code of Ethics for employees of Ashmore Investment Advisors Limited (the “Ashmore Code of Ethics”), which is attached as Appendix A hereto, are hereby incorporated herein as the Trust’s Code of Ethics applicable to officers and Trustees of the Trust who are employees of the Trust or officers, directors or employees of Ashmore Investment Advisors Limited, its affiliates or the Funds’ Administrator. A violation of the Ashmore Code of Ethics shall constitute a violation of the Trust’s Code.

B.

Reports. Officers and Trustees of the Trust who are made subject to the Ashmore Code of Ethics pursuant to the preceding paragraph shall file the reports required by the Ashmore Code of Ethics with the Chief Compliance Officer designated therein. A report filed with the Chief Compliance Officer of the Manager shall be deemed to be filed with the Trust.

C.	Review and Reporting.

(1)      The Chief Compliance Officer of the Trust shall cause the reported personal securities transactions to be compared with completed and contemplated portfolio transactions of each of the Funds to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Chief Compliance Officer of the Trust shall give such person an opportunity to supply additional explanatory material.

1 The Funds’ Administrator is The Northern Trust Company. Any officers of the Trust who are employees of the Funds’ Administrator must submit a written undertaking to the Chief Compliance Officer of the Trust evidencing their agreement to be subject to, and comply with, this code of ethics.

(2)     If the Chief Compliance Officer of the Trust determines that a violation of any provision of this Code has or may have occurred, he shall submit his written determination, together with any additional explanatory material, to the Board of the Trust at its next meeting when Code of Ethics matters are discussed.

D.

Sanctions.     In addition to reporting violations of this Code to the Board of the Trust as provided in Section I-C(2), the Chief Compliance Officer of the Trust shall also report to the Board any sanctions imposed with respect to such violations. The Board reserves the right to impose such additional sanctions as it deems appropriate.

II.	Rules Applicable to Unaffiliated Trustees

A.	Definitions.

(1)      “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(2)      “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(3)      “Covered Person” means an affiliated person of the Trust, who is not made subject to the Ashmore Code of Ethics pursuant to Part I hereof.

(4)      “Interested Trustee” means a Trustee of the Trust who is an “interested person” of the Trust within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(5)      “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

(6)      “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act (in effect, all securities) except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt investments, including repurchase agreements, and shares of registered open-end investment companies, but shall include any security convertible into or exchangeable for a security.

(7)      “Security Held or to be Acquired by a Fund” means: (i) any security, as defined herein, which, within the most recent 15 days: (A) is or has been held by the Fund, or (B) is being or has been considered by the Fund or the Manager for purchase by the Fund, and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in (i) above.

(8)      “Unaffiliated Trustee” means a Trustee who is not made subject to the Ashmore Code of Ethics pursuant to Part I hereof.

B.	Prohibited Actions. No Covered Person, in connection with the purchase or sale, directly or indirectly, by such Covered Person of a security held or to be acquired by a Fund, shall:

(1)	Employ any device, scheme or artifice to defraud the Trust or Fund;
(2)

Make any untrue statement of a material fact to the Trust or Fund or omit to state a material fact necessary in order to make the statements made to the Trust or Fund, in light of the circumstances under which they are made, not misleading;

(3)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust or Fund; or
(4)	Engage in any manipulative practice with respect to the Trust or Fund.

C.	Reporting.

(1)       Every Unaffiliated Trustee of the Trust shall file with the Trust’s Chief Compliance Officer a report containing the information described in Section II-C(2) of this Code with respect to purchases or sales of any security in which such Unaffiliated Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee:

(a)	such security was or is to be purchased or sold by a Fund or
(b)	such security was or is being considered for purchase or sale by a Fund;

provided, however, that an Unaffiliated Trustee shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

(2)      Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(a) the date of the transaction, the title, the number of shares, the interest rate and maturity date (if applicable) and the principal amount of each security involved;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price at which the transaction was effected;

(d) the name of the broker, dealer or bank with or through whom the transaction was effected; and

(e) the date that the report is submitted by each Unaffiliated Trustee.

(3)     Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

(4)     Notwithstanding anything to the contrary contained herein, an Unaffiliated Trustee who is an “interested person” of the Trust shall file the reports required by Rule 17j-1(d)(1) under the Investment Company Act with the Chief Compliance Officer of the Manager. Such reports shall be reviewed by such Officer as provided in Section I-D(1) and any related violations shall be reported by him to the Board as provided in Section I-C(2). The Board may impose such additional sanctions as it deems appropriate.

D.	Review and Reporting.

(1)

The Chief Compliance Officer of the Trust, in consultation with the Chief Compliance Officer of the Manager (if such position is held by a different individual), shall cause the reported personal securities transactions that he receives pursuant to Section II-C(1) to be compared with completed and contemplated portfolio transactions of the Funds to determine whether any prohibited action listed in Section II-B may have occurred.

(2)

Before making any determination that a violation of this Code has occurred, the Chief Compliance Officer of the Trust shall give the person involved an opportunity to supply additional information regarding the transaction in question.

E.

Sanctions.     If the Chief Compliance Officer of the Trust determines that a violation of this Code has occurred, he shall so advise the Trust’s Board, and provide the Board with a report of the matter, including any additional information supplied by such person. The Board may impose such sanctions as it deems appropriate.

III.	Miscellaneous

A. Amendments to the Ashmore Code of Ethics.     Any amendment to the Ashmore Code of Ethics shall be deemed an amendment to Section 1-A of this Code effective 14 days after written notice of such amendment shall have been received by the Chairman of the Board of the Funds, unless the Trustees of the Funds expressly determine that such amendment shall become effective at an earlier or later date or shall not be adopted.

B.     Records.     The Trust shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the Investment Company Act and shall be available for examination by representatives of the Securities and Exchange Commission.

(1)	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2)

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)

A copy of each report made by an officer or Trustee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(4)	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place; and

(5)

To the extent any record required to be kept by this section is also required to be kept by the Manager pursuant to the Ashmore Code of Ethics, the Manager shall maintain such record on behalf of the Trust as well.

C.

Confidentiality. All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by personnel of the Securities and Exchange Commission.

D.	Interpretation of Provisions. The Trustees of the Trust may from time to time adopt such interpretations of this Code as they deem appropriate.

E.

Delegation by Chairman of the Board. The Chairman of the Board of the Trust may from time to time delegate any or all of his responsibilities under this Code, either generally or as to specific instances, to such officer or Trustee of the Trust as he may designate.

Dated: July 18, 2014

(Reviewed December 2017)

ASHHMORE GROUP PLC

ASHMORE INVESTMENT MANAGEMENT LIMITED

ASHMORE INVESTMENT ADVISORS LIMITED

CODE OF ETHICS

(Available to any client or prospective client on request)

(Latest revision December 2014)

ASHMORE INVESTMENT MANAGEMENT LIMITED

ASHMORE INVESTMENT ADVISORS LIMITED

CODE OF ETHICS

(Latest revision 2 December 2014)

PURPOSE

Ashmore Investment Management Limited (“AIML”) and Ashmore Investment Advisors Limited provide investment advisory services to various clients and accounts, which may include investment companies registered under the Investment Company Act 1940 as amended (“the Company Act”) of the United States (“the Funds”). AIML and AIAL are registered in the United States as an investment adviser under the Investment Advisers Act 1940 (“the Advisers Act”).

The ultimate owner of AIAL and AIML is Ashmore Group plc, which is listed on the London Stock Exchange.

In accordance with the Company Act Rule 17j-1 and the Advisers Act Rule 204A-1 (together “the Rules”) the Funds and their investment advisers must adopt a written code of ethics, which is reasonably designed to prevent specific individuals (“Access Persons” – see below) from conducting their personal securities transactions in a manner that interferes with the transactions of any client or otherwise to take unfair advantage of their relationship with clients. The Rules 17j-1 and 204-2 are similar – where duplication would arise, a single record is acceptable.

In recognition of this duty, Ashmore has adopted this Code of Ethics (“the Code”), which is in compliance with the Rules, and which shall be applied across all UK registered corporate entities within the Ashmore Group of Companies under the ownership of Ashmore Group plc. Any references in the Code to “Ashmore” or “Ashmore Group” will be interpreted to mean any and all of such corporate entities.

Ashmore must submit the Code to the Funds’ boards of directors for approval before its initial appointment as investment adviser. Before doing so, Ashmore must certify to the Funds’ boards of directors that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. Ashmore will submit subsequent material changes to the Code to the Funds’ boards of directors within three months of such changes coming into effect.

RELATIONSHIP WITH ASHMORE COMPLIANCE MANUAL

Ashmore maintains a detailed Compliance Manual which is intended to satisfy the wide range of rules and regulations of its primary regulator, the UK Financial Conduct Authority (FCA) that are relevant to the Ashmore Group’s activities. Ashmore also maintains other written Policies and Procedures, which govern the way in which Ashmore Group staff fulfill their day-to-day responsibilities.

The Code comprises relevant extracts from Ashmore’s Compliance Manual and Policies and Procedures documents (together “the Manual”), which separately are in compliance with individual sections of the Rule. Such extracts have been drawn together to create a single document for registration as an exhibit to the necessary United States Securities and Exchange Commission (“SEC”) filings of the Funds. Accordingly, compliance with the Manual automatically confirms compliance with the Code.

Ashmore staff are required to sign a declaration that they have received, read and understood the Manual and the Code, and any changes thereto, and will abide by the policies therein at all times. Failure to observe compliance guidelines and policies may result in disciplinary proceedings against them. If you are aware of your own breach of the Code, you should immediately advise the Group Head of Compliance. Should you become aware of a breach of the Code by other persons, you should make a report following the procedure for “Whistleblowing” in Section 6.8 of the Compliance Manual.

ACCESS PERSONS

The Rules require compliance with the Code by persons defined as “Access Persons”. Ashmore has examined such definition, and is fully satisfied that persons defined and referred to in the Manual and below as “Approved Persons” are at least equivalent to “Access Persons”. In certain circumstances, Ashmore requires compliance with the Code by all staff. Accordingly, Ashmore is satisfied that the Code more than meets the requirements of the Rules in this respect.

ASHMORE’S COMPLIANCE AND REPORTING OBLIGATIONS

Ashmore’s Group Head of Compliance undertakes a regular compliance monitoring programme (“CMP”), the depth and frequency of its elements being structured to take account of compliance risk. Ashmore is satisfied that the CMP, which is sufficiently flexible to accommodate changes in business patterns, or to concentrate on specific areas that require attention, includes monitoring procedures that are capable of identifying material issues arising in connection with or material violations of the Code should they occur.

No less frequently than annually, Ashmore must furnish to the Funds’ board of directors, and the board of directors must consider, a written report that:

a)

Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b)	Certifies that Ashmore has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

EXTRACTS FROM THE MANUAL

(Numbering below is as detailed within the Manual)

(Bracketed references are to specific rules and guidance in the FCA Handbook of Rules and Guidance)

2.	THE FCA PRINCIPLES FOR BUSINESSES

Ashmore’s reputation is crucial to the continued success of its business - Ashmore and its staff must adhere to the following FCA principles (PRIN2.1.1R) in their business activities:

1.	Integrity – A firm must conduct its business with integrity.

2.	Skill, care and diligence - A firm must conduct its business with due skill, care and diligence.

3.	Management and control – A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

4.	Financial prudence –A firm must maintain adequate financial resources.

5.	Market conduct -A firm must observe proper standards of market conduct.

6.	Clients’ interests –A firm must pay due regard to the interests of its clients and treat them fairly.

7.	Communications with clients - A firm must pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading.

8.	Conflicts of interest – A firm must manage its conflicts of interest fairly, both between itself and its clients, and between a client and another client.

9.	Clients: relationships of trust – a firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any client who is entitled to rely upon its judgment.

10.	A firm must arrange adequate protection for clients’ assets when it is responsible for them.

11.	A firm must deal with its regulators in an open and co-operative way and must disclose to the FCA appropriately anything relating to the firm of which the FCA would reasonably expect notice.

The FCA requires firms to apply these principles in whichever territory they conduct their business (or in respect of Principle 5 wherever contravention would have a negative effect on confidence the UK financial system). Additionally, if a regulation has a wider territorial scope than the UK, that wider scope must apply. Accordingly, these principles are intended to prevent “Unlawful Actions” as referred to in United States Investment Company Act 1940 Rule 17j-1b. Adherence with Section 5 of this Compliance Manual (The Approved Persons Regime and Code of Conduct) is also intended to prevent such “Unlawful Actions”.

Note to Ashmore staff: this Compliance Manual includes a Code of Practice for Approved Persons and Statements of Principle to accompany it (in addition to the above Principles for Business). There is an emphasis on personal culpability, and if you breach the Code, sanctions against you may result – you may be fined, publicly censured or in extreme circumstances banned from employment in the financial services industry. For further information refer to Section 5 in this Compliance Manual.

This Section 2 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

5.	THE APPROVED PERSONS REGIME AND CODE OF CONDUCT

The Approved Persons Regime reflects the same broad principles that have been in operation in the financial services industry for several years. In other words, a person who engages in regulated activities in a firm is responsible for the proper discharge of those activities.

However, the FCA has defined specific functions within a firm that only a person whom the FCA has approved (“approved persons”) may carry out. These functions are known as “controlled functions” (specified in rule SUP10A.4.R).The purpose of the Approved Persons Regime is to direct enforcement against people who do not observe the seven “Statements of Principle” for approved persons.

Breaches may be dealt with by personal censure, fine or a ban from future employment in the industry. You should therefore be aware how the regime impacts upon you and your role at Ashmore.

5.1	Controlled Functions

The underlying purpose of “controlled functions” is to establish and mark the boundaries of the Approved Persons Regime. They are the functions that the FCA sees as key to the operation of regulated activities. By establishing these functions, the FCA can directly regulate an individual, thereby complementing the regulation of the authorised firm for which the “approved person” performs the function.

The chart of Ashmore’s controlled functions is set out below:

Governing functions	CF1. Director
CF2. Non-executive
CF3. Chief Executive
Required functions	CF10. Compliance oversight
CF11. Money laundering reporting
Systems and control functions	CF28. Systems and Controls (incorporates Finance, Risk & Internal Audit as defined within an individual’s job description)
Client functions	CF30. Client Function (incorporates investment advice and investment management as defined within an individual’s job description)

The most current database detailing those individuals to whom the above controlled functions have been allocated (and who are registered with the FCA as “approved persons”) is maintained by Compliance; but is also available on the FCA’s website through the FCA Register.

5.2	Approved Persons

An Approved Person covers more than someone who deals with or advises clients.

An Approved Person falls into either or both of two categories of activity:

◾	You are an Approved Person if you deal directly with clients and client assets;
◾	You are also an Approved Person if you exercise significant influence over a firm (including if you are a non-executive director on the Ashmore Group plc Board).

If you are an Approved Person, the most important issue is the emphasis placed by the FCA on the direct enforcement of your personal responsibility for the proper performance of your job function.

If you are subject to the Approved Persons Regime, your name will appear on the FCA Register, which you can find at the following link:

http://www.fca.org.uk/firms/systems-reporting/register/search

If your name does not appear, you are still required to act in accordance with this Compliance Manual in carrying out your own role at Ashmore. The essence of a strong investment business is a positive compliance culture, and the Ashmore management expects consistently high standards of conduct.

5.3	The Code of Practice for Approved Persons (APER 2.1A. 3)

As part of the Approved Persons Regime, the FCA has set seven Principles for Approved Persons, and a Code of Practice. The Code provides examples of conduct that the FCA believes does not comply with the Principles. These are summarised in Section 5.4 below.

Personal culpability – an Approved Person will only breach a Principle where he is personally culpable. This new personal culpability feature will arise in two circumstances:

◾	If your action (or inaction) was deliberate;
◾	If your standard of conduct did not meet reasonable standards.

In making the determination of personal culpability, the FCA will take into account the precise circumstances of a situation, the characteristics of your function and the standards expected of a person in that function.

Consequences – a violation of the Principles can result in sanctions against Ashmore and its employees. The FCA can fine Ashmore, issue a public censure, or even review whether it continues to permit Ashmore to conduct business. Similarly, the FCA can fine and publicly censure Approved Persons, and in extreme circumstances, ban them from the industry.

5.4	The Code and the Principles

The Code sets out a Principle, and then specifies examples of conduct that in the opinion of the FCA violates the Principle. The examples set out below are not exhaustive – but they are illustrative of the FCA’s approach under the Code.

Principle 1 – an Approved Person must act with integrity in carrying out his accountable function

This requires an Approved Person to deal with others in an open, fair and honest manner.

Conduct that violates Principle 1

1.	Deliberately misleading a client, Ashmore, its Group Head of Compliance or other officer, or the FCA by providing false or inaccurate information:
◾	Falsifying or destroying documents or tapes;
◾	Misleading a client about the risks of or charges for a transaction;
◾	Misleading a client about likely investment performance by providing inappropriate projections of future investment returns;
◾	Mismarking the value of an investment or a position – or procuring an unjustified alteration of prices on illiquid or off-exchange contracts;
◾	Misleading Ashmore employees about the nature of risks being accepted;
◾	Misrepresenting details of training received, qualifications, past employment or experience;
◾	Failing to disclose personal dealings under the Ashmore Personal Account Dealing procedures.

2.	Deliberately carrying out a discretionary transaction that is unsuitable for a fund or segregated account.

3.	Deliberately failing to advise a client or the FCA that they have misunderstood a material issue:
◾	Failing to disclose the existence of a falsified document;
◾	Failing to correct a mismarked position immediately.

4.	Deliberately preparing inaccurate records or returns:
◾	Inaccurate or inappropriate performance reports for clients (such as relying on past performance without the required warnings);
◾	Preparing inaccurate trade confirmations or other records of transactions or client positions

5.	Deliberately misusing a client’s assets:
◾	Churning a client’s account

◾	Misappropriating a client’s assets or wrongly retaining its funds;
◾	Wrongly using one client’s funds for another client’s or otherwise using a client’s funds for purposes other than those for which they were provided;
◾	Wrongfully pledging a client’s assets as security or margin where not permitted to do so.

6.	Deliberately designing a transaction to make it appear consistent with the FCA and other regulatory rules when it is not.

7.	Deliberately not disclosing a conflict of interest.

Principle 2 – an Approved Person must act with due skill, care and diligence in carrying out his accountable function

This requires an Approved Person to adopt the same ethic as with Principle 1, but it requires you to be competent and to have the necessary qualifications to do your job.

Conduct that violates Principle 2

1.	Not informing a client or Ashmore of information you should know you ought to disclose:

◾	Mismarking positions;
◾	Giving inaccurate information to other Ashmore staff or the auditors.

2.	Recommending or advising on a transaction where you do not have a reasonable understanding of the risk to the client of that transaction:

◾	Not understanding the client’s actual or potential liability in a transaction;

3.	Undertaking a transaction without understanding the risk exposure of the fund.

4.	Not providing adequate control over a client’s assets:

◾	Failing to process a fund transaction in a timely manner.

5.	Continuing your job in a controlled function even though you have failed to meet the prescribed standards of knowledge and skill.

Principle 3 – an Approved Person must observe proper standards of market conduct in carrying out his accountable function

This requires an Approved Person to comply with the many and various conduct of business rules and codes of conduct for investment business.

Conduct that is consistent with Principle 3

The code does not specify examples of violations – instead it states that compliance with the variety of market codes will suggest compliance with the Principle.

Principle 4 – an Approved Person must deal with the FCA, the PRA and with other regulators in an open and cooperative way and must disclose appropriately any information of which the FCA or the PRA would reasonably expect notice.

The FCA has considerable powers to gather information in their regulation of the industry. A failure to cooperate with the FCA or to deal with them openly can entail serious legal and reputation consequences for a firm or its employees.

Conduct that violates Principle 4

1.

Failing to report promptly matters that are of material significance to Ashmore. Examples would include, without limitation, a potential rule violation, a client complaint, a suspicion of money laundering, or a change in your personal circumstances.

Note: Under Ashmore’s procedures, you should report such matters as referred to above to the Group Compliance Department, who will take such further action as necessary.

2.	Where the Approved Person is charged with the responsibility of making a report to the FCA, failing to make that report, whether in response to questions or otherwise.

3.

Failing to answer accurately a question from a regulator – or failing to attend an interview requested or demanded by a regulator – or failing to provide a regulator with appropriate documents or information in response to that regulator’s request.

The Principles 1, 2, 3 and 4 set out above are applicable to all Approved Persons at Ashmore, including senior management. Principles 5, 6 and 7 set out below are applicable to senior management only.

Principle 5 – an Approved Person performing an accountable significant influence function must take reasonable steps to ensure that the business of the firm for which he is responsible in his accountable function is organized so that it can be controlled effectively.

This requires the Managing Director to implement clear apportionment and allocation of duties and responsibilities to management and staff, to keep them under review and update them as appropriate. It also requires all senior management to delegate duties to personnel with the appropriate levels of skill and experience.

Conduct that violates Principle 5

1.	Failing to make and maintain apportionment of responsibilities for all business areas and to allocate and communicate them clearly to Ashmore’s directors and senior managers and other staff:
◾	Implementing confusing or uncertain reporting lines, and authorization levels;

◾	Implementing confusing or uncertain job descriptions and responsibilities;

◾	Failing to review regularly the significant responsibilities and to take action as necessary.

2.	Failing to ensure that responsibilities are allocated to suitable individuals:

◾	Failing to review staff competence, knowledge, skills and performance to assess their suitability, despite evidence that their performance is unacceptable;
◾	Giving undue weight to a fund manager’s financial performance when considering whether he is or remains suitable for his role;
◾	Allowing managerial vacancies to remain uncovered when risk of non-compliance with regulations might exist.

Principle 6 – an Approved Person performing an accountable significant influence function must exercise due skill, care and diligence in managing the business of the firm for which he is responsible in his accountable function.

This requires all senior management to understand the areas of business for which they are responsible, to delegate responsibly, to monitor staff, contractors and practices, and to expand the business only after careful consideration of the risks involved.

Conduct that violates Principle 6

1.	Failing to take adequate steps to gain adequate information about the business area(s) for which you are responsible:

◾	Permitting transactions without understanding the risks involved;

◾	Permitting expansion of the business without considering the risks adequately;

◾	Inadequately monitoring highly profitable or unusual transactions or business practices;

◾	Accepting implausible or unsatisfactory explanations from staff without testing their voracity;

◾	Failing to obtain independent expert opinion where necessary.

2.	Delegation internally or externally without proper understanding of the issue or consideration of the delegate’s competence, knowledge, skill or capacity to deal with the issue:

◾	Disregarding the issue or failing to obtain relevant reports once it has been delegated.

3.	Failure to supervise or monitor a delegated issue:

◾	Failing to take personal action where progress is unreasonably slow or where you receive unsatisfactory explanations;

◾	Failing to review the performance of an outside contractor to whom you have delegated an issue

Principle 7 – an Approved Person performing an accountable significant influence function must take reasonable steps to ensure that the business of the firm for which he is responsible in his accountable function complies with the relevant requirements and standards of the regulatory system.

This requires the Managing Director and senior management to set up compliance procedures and controls, to monitor them, to examine breaches and to implement improvements where necessary.

Conduct that violates Principle 7

1.	Failing to take adequate steps to implement satisfactory systems of control, either personally or through a compliance department, and to monitor compliance with regulatory requirements.

2.	Failing to consider and understand breaches that have occurred, and to correct them, if necessary with the help of outside experts.

3.	Failing to ensure that systems, procedures and controls are reviewed, and improved as appropriate in a timely manner.

4.	In the case of the Money Laundering Reporting Officer, failing to discharge the responsibilities imposed upon him in accordance with Chapter 8 of the Money Laundering sourcebook.

5.5	Reporting of Changes in Controlled Functions and Approved Persons (SUP10A)

The Group Compliance Department maintains and monitors a control record of approved persons and controlled functions, supplemented by a file of correspondence with the FCA.

Ashmore is required to notify the FCA of certain changes in respect of controlled functions. Any changes under the following headings must be notified to the Group Compliance Department, who will carry out the notification as required by the FCA:

◾	appointment of a candidate to a controlled function (Form A) (the individual may only perform the function after approval by the FCA );

◾	withdrawal of an application for approval (Form B) ;

◾

change of responsibilities thereby creating a change from one controlled function to another (Form E) or adding an additional controlled function (Form A) (the individual may only perform the new function after approval by the FCA );

◾	ceasing to perform a controlled function (Form C) (notification required within 7 days of the change );

◾	changes to an Approved Person’s title, name or National Insurance number (notification required within 7 days of the change ), but not a change to private address (Form D);

◾	awareness of information, which would reasonably be material to the assessment of a candidate’s or an Approved Person’s fitness or propriety (notification required as soon as practicable).

Where a change of employment is anticipated, where either a person is leaving Ashmore for another authorised firm, or joining Ashmore from another firm, both firms are required to act as soon as reasonably practicable in the appropriate exchange of information and references in accordance with SUP10A.13.

This Section 5 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

10.	INSIDER DEALING

This section should be read in conjunction with the following further reading:

◾	Section 7 (Conflicts of Interest);
◾	Section 8 (Market Abuse);
◾	The Code for Dealing in Securities in Ashmore Group plc (the “Ashmore Code”), referred to further in Section 20 below, and
◾	The Code for Dealing in Securities in Ashmore Global Opportunities Limited referred to further in Section 20 below.

10.1 What Constitutes Insider Dealing?

In brief, insider dealing involves the use of non-public price sensitive information about a company to deal in securities on a recognised stock exchange in order to make a profit or avoid a loss. In the United Kingdom, insider dealing is a criminal offence leading to imprisonment and/or a fine.

An individual who has non-public information must not:

◾	deal in “price affected securities”, whether for himself or on behalf of Ashmore;

◾	encourage another to deal in price affected securities (whether or not that other person knows they are price affected); or

◾	disclose the information to another person (other than in the proper performance of his employment).

This prohibition applies to all securities traded on a regulated market and includes shares, corporate and government debt futures, options and warrants relating to those securities, index futures and options, OTC derivatives and other derivatives.

“Inside information” means information which:

◾	relates to particular securities or a particular issuer of securities (not to securities generally);

◾	is specific or precise;

◾	has not been made public but, if it were made public, would be likely to have a significant effect on the price of the securities (“price affected securities”).

Note that price affected securities may be those of another company in the same sector.

However, inside information does not include “market information” (essentially, information about purchases and sales of securities, the price at which securities are bought and the parties doing the buying and selling, as long as it is reasonable for an individual to have acted on the information).

For example, information about a secondary market placing would be market information, so it would not be insider dealing for salesmen to approach their clients in order to find places for the stock, thereby facilitating the transaction. There may be certain circumstances, however, where the size of the holding or its obvious origin could be deemed to be price sensitive information and the client should always be cautioned that the information is confidential and he should not therefore act on that information.

Information is regarded as being public if:

◾	it is publicised in accordance with the rules of a regulated market in order to inform investors and their professional advisors;

◾	it appears in records legally required to be open to public inspection;

◾	it can be readily acquired by those likely to deal in the securities, or

◾	it is derived from information, which is made public.

Information may be treated as being made public even though:

◾	it can be acquired only by persons exercising diligence or expertise;

◾	it is only communicated to a section of the public;

◾	it can only be acquired by observation;

◾	it can only be acquired on payment of a fee;

◾	it is publicised only outside the particular country.

No Ashmore employee may dishonestly conceal any material facts for the purpose of inducing, or where he is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment or to refrain from buying or selling an investment. This may include an Ashmore employee who conceals price sensitive information from a counter-party to induce him to deal if the concealment is dishonest.

10.2 Confidentiality Agreements

A substantial amount of Ashmore’s business involves corporate structuring and restructuring. Many discussions are conducted within the confines of confidentiality agreements. In these and other circumstances, Ashmore employees may receive price sensitive information.

Ashmore’s Legal and Transaction Management department (“LTM”) maintains a list of all Confidentiality Agreements, and a summary record of the contents of each. . As part of its monitoring and control process of price sensitive information, and in its advisory capacity to Ashmore staff to prevent accidental passing on of confidential information, it has issued a memorandum entitled Confidentiality Agreements/ Restricted List, the contents of which you should be aware.

10.3 Restricted Issuer List

This is the means by which Ashmore typically manages confidential information in relation to Issuers that have listed securities on an investment exchange. As a precaution to prevent any Ashmore investment professional from effecting transactions or making an investment decision based on, or that should not be based on, confidential information obtained in the course of a proposed transaction, the member of staff with such confidential information must report the potential conflict to the Group Head of Compliance or the Head of LTM before any communication of confidential information is made, whether internally or otherwise.

The Group Head of Compliance maintains the “Restricted Issuer List” containing the names of the issuers / securities involved. Group Compliance maintains and regularly updates the Restricted Issuer List.

The names of Issuers on the Restricted Issuer List are entered into thinkFolio (the firm’s order entry and compliance system).

With the approval of the Group Head of Compliance or Head of LTM, the member of staff with such confidential information may communicate it internally as necessary, but never externally. Such approval may be withheld if a major conflict of interest is identified, and additional procedures will be necessary in accordance with this Chapter.

Generally, companies are placed on the Restricted Issuer List in order to preclude sales and trading in their securities. An employee may not buy or sell for any Ashmore account, employee account or client account over which the employee has investment discretion or influence; recommend; advise; suggest; or participate in; a purchase or sale of any security of an issuer on the Restricted Issuer List. A transaction involving the issuer/securities identified on such list will only be allowed with the approval of the Heads of LTM and / or Group Compliance. With such approval, instruments that appear on the list will typically only be transacted (bought from or sold to) with the group of persons who are in receipt of the same Price Sensitive Information that resulted in the restriction being placed.

Each employee is responsible for complying with the limitations applicable to securities of issuers placed on the Restricted Issuer List. Unless an exception is granted by LTM or Group Compliance, (to meet the requirements of the FCA Rules (SYSC 10.2.2R)) no staff member is permitted to deal (“deal” includes subscribing, buying and otherwise acquiring, and selling or otherwise disposing of securities or any interest in securities, either for their personal account or for the account of a client), or counsel or procure others to deal, in the relevant restricted securities, or communicate the information to others likely to do so. Accordingly, the following activities in Restricted Issuer List securities are prohibited:

•	Proprietary trading for the account of any Ashmore corporate entity;
•	Transactions on behalf of Ashmore funds and segregated client accounts;
•	Personal account trading.

The Restricted Issuer List is solely for the internal use of Ashmore and its employees. The identities of companies on the Restricted Issuer List, as well as the limitations imposed on activities, and all confidential information obtained, are to be kept confidential within Ashmore by all personnel.

This Section 10 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

20.	PERSONAL ACCOUNT DEALING

Principle 3 – Management and control – A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

Principle 8 – Conflicts of interest – A firm must manage its conflicts of interest fairly, both between itself and its clients, and between a client and another client.

United States SEC Requirements

The requirements of this Section 20 are considered to be materially in compliance with the requirements of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request.

20.1	The Emerging Markets prohibition – what does it cover?

To seek to avoid conflicts, Ashmore staff may not invest (directly or (e.g. through funds) indirectly) in any Emerging Markets securities (or other product types managed by Ashmore) except through Ashmore’s own Funds or where expressly permitted in or pursuant to these rules.

Emerging Markets means any country that Ashmore treats as an emerging market country from time to time. The current Ashmore list is available from Group Compliance: email ComplianceRRM@ashmoregroup.com.With the approval of the Group Head of Compliance, exceptions (individual / group / class) may be granted. Currently, it is anticipated that these exceptions - which will be considered on a case by case basis – are likely to be limited to the following areas:

a.	to facilitate appropriate long term investment and / or pension planning by Ashmore staff who are employed and work in an Emerging Market country (e.g. a Brazilian national working in Ashmore Brazil);

b.

to facilitate appropriate long term investment and / or pension planning by staff not living in, but whose home country is, an Emerging Market country, and as to which he / she anticipates returning in due course (e.g. a Brazilian national working in Ashmore London);

c.

to facilitate appropriate long term investment and / or pension planning by staff who are employed and work in an Emerging Market, but whose home country is not an Emerging Market and as to which he / she anticipates returning in due course (e.g. a UK national working in Ashmore Singapore);

d.

to allow investment in products where the Ashmore Group does not (currently) have a product that is, in the opinion of the Group Head of Compliance, comparable (e.g. certain 401(k) schemes in the USA);

e.	certain discretionary management arrangements where Emerging Markets is not a principal element of the investment purpose of the mandate (and which have been approved by Group Compliance).

20.2	Other prohibitions and restrictions

To protect individual members of staff and the Ashmore group, the following additional prohibitions and restrictions apply:

a.

you must not effect transactions in any security if to do so may, or may appear to, involve a conflict of your own interest with that of any client or with your duty to any client, or otherwise have an adverse effect upon the particular interests of any client;

b.

any person involved in the preparation of or approval of research must not effect any transaction in Ashmore funds, if Ashmore has published any research or article (that has not been withdrawn), unless the transaction is not contrary to the content of the research or article;

c.

you must not effect any transaction if you know or should know that Ashmore has accepted instructions from a client, or has decided on behalf of a client, to effect a transaction and the instructions or decisions have not yet been carried out. This applies whether or not Ashmore’s transaction is likely to affect the price of the securities concerned;

d.

you are not permitted to request or accept any financial accommodation, benefit or special dealing facilities from any stockbroker or dealer in securities outside the Ashmore group without the prior written consent of the Group Head of Compliance;

e.

you may not deal for an employee of another firm if you know or suspect that that employee is seeking to contravene or evade the provisions of any insider dealing regulations, the rules of his own organisation or the rules of any regulatory body responsible for the regulation of that firm;

f.

you must not effect any transaction in securities if you know or should reasonably know that Ashmore is prohibited from effecting the transaction for its own account or otherwise under the rules of its regulators;

g.

if you are precluded by these rules from entering into a transaction, you must not procure any other person to enter into such a transaction or communicate any information or opinion to any person if you know, or have reason to believe, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so;

h.

your personal dealings must not interfere with the performance of your duties nor must they be of such nature or extent as to risk bringing the business of Ashmore into disrepute. In particular this means:

◾	you must not carry out transactions which you cannot afford to settle;

◾	bear transactions (i.e. the sale of securities not owned by the seller) and uncovered options are not permitted;

◾

same day trading in the same security and/or any related security of any type is prohibited other than in exceptional circumstances and then only if prior written permission has been obtained from Group Compliance;

◾	you must not carry out excessive trading;

j.	you must not effect transactions in futures, options or contracts for differences or other forms of derivatives without the prior written approval of Group Compliance;

k.

you must not undertake transactions in an Initial Public Offering, or a Limited Offering (as such terms are defined in Rule 17j-1 (a) of the US Investment Company Act 1940) without the prior written approval of Group Compliance.

l.
20.3	What is the purpose of these rules?

These rules seek to:

◾	maintain standards of conduct within Ashmore at the highest levels of integrity;

◾	avoid conflicts of interest between Ashmore and its staff;

◾	ensure that the interest of clients take precedence over Ashmore staff;

◾	protect Ashmore and its staff from allegations of, and breaches of, insider dealing or market abuse laws and regulations;

◾	comply with all applicable laws and regulations.

The spirit, as well as the letter, of the rules should be observed. If you have any doubts about your obligations contact a member of Group Compliance or, if you are not located in the Ashmore London office, your local Compliance team / representative (“ACCO”).

20.4	Who do these rules apply to?

These rules apply to all Ashmore staff and their connected persons. For these purposes:

Staff means any employee and/or director of an Ashmore company, and applies whichever company within the Ashmore group employs you and whether you are permanent, temporary, employed as a contractor, on probation, or an intern. If at commencement of contract / employment it is expected that the duration of the contract / arrangement will be less than three months HR, or the line / reporting manager of the person concerned, should consult with Group Compliance (or the relevant ACCO) who will determine the extent to which (if at all) these rules will not apply in full to that person.

Connected Person means, in relation to each member of Staff:

◾

anyone connected by reason of a domestic or business relationship (other than solely because that person is a client of Ashmore) such that the member of Staff has influence over that person’s judgement as to how to invest his property or exercise any rights attaching to securities. This will include family members living in the household of the member of Staff;

◾

acting in the capacity as an executor or administrator of an estate, or as a trustee of a trust, in which a significant interest is held by the member of Staff, or any associate thereof, or any company or partnership controlled by that the member of Staff or by such associate;

◾

otherwise acting in a capacity as a personal representative or a trustee, except where that member of Staff is relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances; and

◾	for the account of another person unless the member of Staff does so in the course of employment with Ashmore.

The member of Staff concerned must take reasonable steps to ensure that any Connected Person acting on his/her own account follows these rules.

20.5	What transactions are covered by these rules?

Transactions in, or in relation to, Securities, as defined in 20.15, or as referred to in section 20.1 and 20.2.

20.6	What transactions are not covered by these rules?

Subject always to the Emerging Market prohibition (see section 20.1 above), and the prohibitions and restrictions in 20.2 above, these rules do not apply to:

•

any discretionary transaction entered into for you, and without prior communication with you, provided that the discretion is not exercised by Ashmore (provided that such discretionary management arrangement has been approved by the Group Head of Compliance);

•	any transaction by you concerning a life policy.

20.7	What is the process for approval?

Where approvals are required under these rules they are sought from Group Compliance (who will liaise – e.g. with the Chief Executive Officer - as necessary), or ACCO, for staff based outside of London, which ACCO will liaise with Group Compliance (as agreed with the Group Head of Compliance). The current forms requesting approval are available from Group Compliance / the relevant ACCO).

Note: in May 2013 Group Compliance introduced an on line system (“MyComplianceOffice” or “MCO”) that is used to record data and process requests for approval. References in this Code to approvals, processing and / or record keeping of personal account dealings are to be read as references to using MCO in appropriate cases). Relevant staff throughout the group have been and will be made aware of the applicability of MCO to them.

20.8	What returns and declarations have to be provided by staff?

References to the Group Head of Compliance / Group Compliance in this section are read as ACCO for staff based outside the UK.

Reporting procedures:

Broker relationships:

No later than 10 days after establishing the relationship, you must advise Group Compliance of any firm through which you transact any personal dealing and provide details of any discretionary investment management agreements you have entered into by providing the name of the party with whom you have such agreement, and the date of the agreement.

Members of staff may be required to provide their authority to Group Compliance to write to each firm (broker) notified by staff, requesting them to send a copy of all contract notes and / or periodic statements to the Group Head of Compliance

You must inform any authorised person with or through whom you effect any transaction that you are an employee of Ashmore. The Group Head of Compliance will require that the contract notes and / or periodic statements received meet all the information that is required to be reported e.g. under Rule 17j-1(d) of the US Investment Company Act of 1940.

Quarterly Declaration and Report:

Following the end of each calendar quarter, Group Compliance will provide you with a quarterly transactions/ holdings report and a declaration all of which you must sign and return within the requested time limit to meet the requirements of the US Investment Company Act of 1940.

Annual Holdings Report:

Annually, Group Head of Compliance will provide you with an annual holdings report and a declaration all of which you must sign and return within the requested time limit, to meet the requirements of the US Investment Company Act of 1940.

These rules also apply to non-executive directors of Ashmore Group plc (subject to modification by the Group Head of Compliance where he considers it appropriate (e.g. to acknowledge the nature of the role played by non- executive directors, and their access to information)). If a non-executive director is also an employee of a regulated firm which has similar personal account dealing rules, then an annual confirmation from that firm’s compliance officer that their personal account dealing rules have been adhered to is sufficient, although the Group Head of Compliance should be permitted to inspect their records at any time on request.

20.9	Record keeping, monitoring and checks by Group Compliance

Group Compliance will keep individual records by employee, including reports, dealing permissions granted, together with contract notes/broker statements etc for an appropriate period after the relevant employee has ceased employment in accordance with Ashmore’s Retention of Records policy, which also meets the requirements of Rule 17j-1(f) of the United States Investment Company Act 1940 and Rule 204-02 of the Investment Advisers Act 1940.

You should note that it is the duty of the Group Head of Compliance to check your compliance with these rules. Breaches will be recorded in Ashmore’s errors and breaches records, and will be reported at the Risk and Compliance Committee, which may result in disciplinary action and ultimately summary dismissal. Trading record details will also be passed to line management by Group Compliance as they consider appropriate.

20.10	New staff

New members of staff may join with existing investment portfolios, which may include Emerging Market assets. No later than 10 business days after the date of commencement of your employment, you must report the following information (an Initial Holdings Report) to the Group Head of Compliance:

◾	The title, number of shares and principal amount of each security/fund in which you had any direct or indirect beneficial ownership at the commencement date of your employment;

◾	The name of any broker, dealer or bank with whom you maintained an account in which any securities were held for your direct or indirect benefit at that date.

Your initial holdings report must be current as of a date no more than 45 days prior to the date of commencement of your employment.

If you hold Emerging Markets assets, such assets may continue to be held or disposed of but may not be replaced unless in accordance with these rules. Before disposal, you must seek approval from Group Compliance. Before a transaction is compliance approved, Group Compliance will establish whether or not any fund will be dealing in the same asset. Approval will be granted for a limited period (e.g. 24 hours) only – if you do not deal within this period, a fresh approval must be gained.

20.11	Exceptions to these rules

The Group Head of Compliance may agree individual exceptions to these rules, provided that such exceptions will be documented by the Group Head of Compliance.

20.12	Dealings by members of the Group Compliance Department

Members of the Group Compliance Department will seek from the Group Head of Compliance, or in his absence the Group Finance Director.

The Group Head of Compliance will seek approvals from the Group Chief Executive Officer, or in his absence the Group Finance Director.

20.13	Additional information; including Frequently Asked Questions

For additional information speak to Group Compliance, who also maintain a list of FAQ’s. E-mail ComplianceRRM@ashmoregroup.com

20.14	Personal Account Dealing Definitions

Securities includes (and applies to both Emerging Markets and non Emerging Markets):

a. stocks and shares, debentures, bonds, units in unregulated collective investment schemes, government and public securities, certificates of deposit, warrants, futures, options, collateralised bond obligations and contracts for differences (e.g. forward rate agreements, interest rate swaps, market indices), whether UK or non UK, and whether listed or unlisted.

Bets placed on proprietary betting instruments (such as IG index, City Index or similar indices) are also covered by these rules, but the use of such instruments by Ashmore staff is discouraged;

b. any security as defined in section 2(a)(36) of the Investment Company Act of 1940 of the United States, and insofar as not included in the paragraph immediately above, includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre organisation certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

This definition of “securities” in this section b does not include:

-	direct obligations of the Government of the United States;
-	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

c. Please note that these rules also apply to making any formal or informal offer to buy or sell, taking up rights on a rights issue, exercising conversion or subscription rights, exercising an option and buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

20.15	Special Cases

Specific rules apply in the case of proposed transactions involving:

a.	Ashmore Group plc;

b.	AGOL; or

c.	Ashmore funds.

In no case should an individual deal in any security when in possession of price sensitive or inside information, but this is particularly important in relation to a, b and c.

a. Ashmore Group plc

The Company’s listing on the London Stock Exchange provides staff with the opportunity for buying and selling of the Company’s ordinary shares (“Ashmore shares”). However, this can only be done subject to restrictions, which are set out in the Code for Dealing in Securities in Ashmore Group plc (the “Ashmore Code”).

The restrictions will also apply to the exercise of options held over Ashmore shares, whether or not any of the shares to be acquired under the exercise are proposed to be sold. You are subject to a number of principles that you are required to understand, acknowledge and apply in practice. Failure to do so can have serious consequences for the Company.

The main features of the Ashmore Code are as follows:

For the purposes of Ashmore Group plc securities dealing only, Ashmore personnel are divided into different categories, each of which has different obligations and/or restrictions:

1. Directors;

2. Persons Discharging Managerial Responsibilities (“PDMR”s);

3. Employee Insiders;

4. All other Group Employees.

For the time being, the Board has determined that the Company will be prudent and any employee not named in 1 and 2 above will be classed as 3, an Employee Insider. Any PDMR’s will be notified of their status as such in writing by the Company Secretary or Group Head of Compliance.

Dealing consent

All persons in the categories 1, 2 and 3 above have been placed on a Company insider list. You must obtain prior written consent to deal in Ashmore shares, making use of the form “Consent to Dealing in Ashmore Group plc Securities”, a copy of which is available from Group Compliance. You should complete and hand the form to Group Compliance, who will consider whether consent to deal can be granted, or in the case of categories 1 and 2 will pass the form on to the appropriate officer of the Company for consent. Consent can only be granted as specified in section 1.3(C) of the Ashmore Code. Without consent being notified to you, you must not undertake or initiate any dealing.

Clearance or refusal to a dealing request must be notified back to you within 5 days. You must effect an approved deal within 2 business days of being notified.

You must advise the Group Head of Compliance immediately after you have dealt in the Company’s securities and produce a contract note in respect of the deal concerned (or your broker can do so on your behalf in accordance with the Ashmore PA dealing procedures).

Prohibited periods

(i)	You are prohibited from trading in the Company’s securities in certain closed periods, as follows:

a)	the period starting on 1st January each year up to and including the announcement of interim trading results for the period to 31st December (this will typically be in the following February); and

b)	the period commencing in July each year being 60 days prior to the announcement of the full year’s trading results for the year to 30th June (this will typically be in the following September); and

c)	the period commencing 10 business days prior to each of the two Trading Statements/ Interim Management Statements typically released by the Company in mid-April and mid-October each year.

The Company Secretary will inform the Group’s Directors and employees by email in advance of the beginning and end of each close period.

(ii)        in seeking dealing consent, the fact that a limit order is to be placed must be specified. Prior to the commencement of each close period, all unfilled open orders must be cancelled, unless expressly agreed to the contrary by the Group Head of Compliance.

(iii)      you must not deal if you are in possession of inside information about the Company, nor should you pass on such information, nor should you encourage or discourage other persons from dealing in the Company’s shares if you are in possession of inside information;

Directors, PDMRs, their connected persons and the Company Secretary are subject to stricter requirements than other employees.If you fall within one of these categories, including where you have connected persons that may wish to deal in the Company’s shares, you should refer in particular to the additional requirements of the Ashmore Code:

Dealing under a Trading Plan

Ashmore Directors, PDMR’s, employee insiders and other employees who are subject to these rules (“restricted persons”) will be able to enter into a “trading plan” during an open period which will allow them to deal in the shares of Ashmore during a close period. Restricted persons can set up a trading plan during an open period that instructs a broker to buy and sell their shares, and exercise share options even during close periods on the basis that the dealing could not be influenced by any price sensitive information. By stating date and price caps in a trading plan during an open period, the sale or purchase will only take place if certain conditions are met.

Employees wishing to deal under such an arrangement should refer to the Company Secretary, or in his absence to the Group Head of Compliance. You will be requested to complete the Trading Plan document (available from Group Compliance) prior to authorisation to deal being given in a close period. The Trading Plan document must be executed and submitted to your broker before the start of the relevant close period. If this is not done, you will not be permitted to deal during the close period.

b. Ashmore Global Opportunities Limited

The listing on the London Stock Exchange (“LSE”) of Ashmore Global Opportunities Limited (“the Fund”) provides staff with the opportunity for buying and selling of the Fund’s ordinary shares (“AGOL shares”). However, given the Fund’s listed status, there are compliance requirements over and above those for other Ashmore products.

Prohibited periods

The Fund is subject to the Listing Rules and the Model Code for its “Persons Discharging Managerial Responsibilities” (“PDMR”s). Its PDMRs are currently only its directors, although this could change at any time.

For as long as you are employed by Ashmore, and have not been notified that you are a PDMR of the Fund, you will not be subject to the close period restrictions of the Model Code.

However, as employees of the investment manager of the Fund, Ashmore staff may be in possession of inside information1 , such as during the period the Fund’s monthly NAV is being calculated, and before such NAV is released to the LSE2 . Ashmore will therefore impose a number of Prohibited Periods for dealing between the close of business on the final business day of each month until the announcement to the LSE of such month’s NAV.

1 “Inside information” is information of a precise nature which:

(i) is not generally available,

(ii) relates, directly or indirectly, to the Fund or any of AGOL’s shares, and

(iii) would, if generally available, be likely to have a significant effect on the price of any of AGOL’s shares or on the price of related investments..

2 There may also at times be other types of inside information that have not yet been released to the LSE.

Furthermore, Prohibited Periods may be extended in January and July each year, until the Fund’s interim and final results announcements are made, if these dates are later than the December and June NAV announcements.

You must not undertake or initiate any dealing, nor should you encourage or discourage other persons from dealing in the Fund’s shares during a Prohibited Period. Any open orders made outside a Prohibited Period that remain unfilled must be cancelled prior to the start of the next Prohibited Period.

In addition, you must not deal at any time if you are in possession of inside information about the Fund, nor should you pass on such information, nor should you encourage or discourage other persons from dealing in AGOL shares if you are in possession of inside information.

Dealing consent

All Ashmore personnel have been placed on the Fund’s insider list at Ashmore. Until you have been advised in writing that you have been removed from this insider list, you must obtain prior written consent to deal in AGOL shares, making use of the form “Consent to Dealing in Ashmore Global Opportunities Limited Securities”, a copy of which is available from Group Compliance. You should pass the completed form (at any time during the month) requesting consent to the Group Head of Compliance (or in his absence the Company Secretary or Group Finance Director) can grant consent. Once you have handed over your completed form for consent to deal, you are irrevocably committed to dealing once such consent has been granted to you.

Dealing consent will only be granted after the end of a Prohibited Period. You may not undertake or initiate any dealing until consent has been granted.

If you submit a completed consent form in a Prohibited Period, as soon as reasonably practicable after the end of that Prohibited Period (i.e. following the announcement of the NAV or the preliminary/ final results announcements if applicable), the Group Head of Compliance will advise you whether approval has been granted or not. You will first be asked to confirm that you are not in possession of any inside information about the Fund at that time.

If you submit a completed consent form outside a Prohibited Period, the Group Head of Compliance will advise you as soon as possible after receipt of the request whether approval has been granted or not.

Dealing

Once consent has been granted to you to make any purchase or sale you must place your order and it must be executed as soon as possible, and in any event within two business days including the day consent has been given.

You may place your order subject to one or more price limits, provided such limits are specified on the Consent to Dealing form. However, if your order or any part thereof has not been executed within two business days of consent being granted to you, you must re-apply for renewed consent for the balance of the order. Before such renewed consent may be granted, you will first be asked to confirm to the Group Head of Compliance that you are not in possession of any inside information about the Fund at that time.

Any unfilled orders at the beginning of a Prohibited Period must be cancelled, unless expressly agreed to the contrary by the Group Head of Compliance.

You must advise the Group Head of Compliance immediately after you have dealt in AGOL shares and produce a contract note in respect of the deal concerned (or your broker can do so on your behalf in accordance with established Ashmore PA dealing procedures).

If you invest in AGOL shares you will not be permitted to sell them for a period of at least 6 months. You may however transfer them to your spouse with the Group Head of Compliance’s prior approval, but he/she cannot sell them for a period of at least 6 months from date of transfer.

c.  Funds Where Ashmore is Investment Manager (“Ashmore linked products”)

Staff should not be in any better position when investing in or divesting from Ashmore linked products than other investors in those products. Therefore, it is particularly important that staff do not deal whilst in possession of price sensitive / inside information about the fund concerned (or an investor or investee in that fund). You will be asked to confirm that this is the case in the Consent to Dealing form (available from Group Compliance), which you will need to complete to obtain consent from Group Compliance. Any staff wishing to buy or sell any Ashmore funds must obtain the prior written approval of Group Compliance (who, if they consider it appropriate in the circumstances, may require you to commit to buying / selling for a period in excess of the minimum required by the rules of the fund concerned).

The dealing subscription / redemption application must be sent to the administrator/registrar accompanied by a copy of the approved Consent to Dealing form and the application will be only be processed if the administrator is in possession of this.

If you invest in Ashmore linked products you will not be permitted to sell them for a period of at least 6 months. You may however transfer them to your spouse with prior Group Compliance approval.

As with any personal trade, Group Compliance should be provided with a copy of the relevant contract note(s). When you submit a copy of your signed Consent to Dealing Form to the Administrator, a contract note copy should be sent by the Administrator to the Group Head of Compliance. You should refer to the Group Compliance Department if you wish to know which are the Ashmore linked products

This Section 20 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

RETENTION OF RECORDS POLICY

This policy describes the required period for the retention of records and is based upon FCA Rules for record keeping, the record keeping requirements of the Investment Company Act of 1940 and the Investment Advisers Act 1940 in the United States, the requirements of the Inland Revenue for financial records, and market best practice as advised by our legal consultants. The policy extends to all records, whether they be held in hard or soft (electronic) form, and includes email records.

It is a prerequisite of this policy that confidentiality of all records and information held by Ashmore and its staff shall be maintained, whether such records represent client information or information concerning the Ashmore group of companies. Current working files will be retained within lockable cabinets, which will be locked each evening. All files taken from the cabinets during the working day are to be returned to the cabinets each evening to ensure they are secured overnight.

Archived files will be kept in boxes and the boxes will be numbered and the contents listed on the outside of the box for ease of identification. A master list of all archive boxes and files will be maintained and a review of records in the archives will be undertaken periodically to identify records, which can now be destroyed.

Type of record	Minimum retention period
Client files – current clients (includes general files, bibles and marketing files)	Indefinitely
Client files – terminated clients	3 years from date of termination
Client files – original documents	Indefinitely (safe custody)
Transaction records:
• Cash records	3 years
• Trade tickets and confirmations	5 years from settlement
• NAV / revaluations	Indefinitely
• Deal Books	Indefinitely (safe custody)
Finance and accounting records
• Signed financial statements	Permanently
• Day to day transaction records	10 years
• Banking records (e.g. statements)	6 years
• Tax records (including VAT)	6 years (from end of accounting period)
Compliance files:
• Correspondence with regulators	Indefinitely
• Advertising files	3 years
• Personal Account Dealing records	5 years*
• Client categorisation	3 years from termination
• Marketing categorisation	Indefinitely
• Breaches and complaints	Indefinitely*
• Compliance Manuals	Indefinitely*
• Other compliance related records	As determined by Group Head of
Compliance
Records relative to the US Investment Advisers Act of 1940:
Compliance files:
• Copies of all policies and procedures that are in effect or were in effect (Rule 17 CFR 275.204-2)	5 years from end of relevant fiscal year
• Records documenting annual review of policies and procedures (Rule 17 CFR 275.204-2(a)(17)(iii))	5 years from end of relevant fiscal year (first 2 years on site*)

Records relative to the US Investment Company Act of 1940: • Code of Ethics	Maintain any version in effect in the last 5 years*.

• Violations (and corrective actions) of Code of Ethics	At least five years after the end of the fiscal year in which the violation occurs*.

• Personal Account Dealing records	5 years (first two years easily accessible place*).

• Record of all persons, who are or were required to make reports under Rule17j-1, or who are or were responsible for reviewing such reports	5 years*

at least five years after the end of the
• Annual report submitted to the Board of a Fund (Rule 17j-1(c)(2)(ii))	fiscal year in which the report is made (first two years easily accessible place*).

• record of any decision (and reason for such decision) to approve the acquisition by investment personnel of IPOs or Limited Offerings	at least five years after the end of the fiscal year in which the approval is granted.
Employment Related:
• Application forms and interview notes	6 months
• Personnel files and contracts of employment	Indefinitely
• Terminated staff records	6 years
• Pension scheme records	Permanent
• Money Purchase Scheme (Equitable Life)	6 years from final transfer
Other:
• Counterparty documentation (ISDA/ISMA)	3 years from termination
• Insurance records	Permanent
• Documents of title/key agreements – Current	Indefinite
• Documents of title/key agreements - Expired	12 years
• Telephone calls	3 months on-line, each month there will be a tape back-up which will be retained for 5 years

*Required to be kept on site at principal place of business.

For any records not listed above, or in the case of any doubt, refer to the Group Head of Compliance for guidance.

This Retention of Records Policy forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request